Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES FISCAL 2009 THIRD QUARTER RESULTS AND UPDATES ITS FISCAL YEAR 2009 BUSINESS OUTLOOK

MERIDIAN, Idaho (July 30, 2009) – MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) (the “Company”) announced financial results today for its third quarter ended June 30, 2009 of fiscal year 2009.

Quarter Highlights:

•                  Revenues were $247.5 million for the quarter, 18.8% higher than revenues for the same period in the prior fiscal year.

•                  Selling, general and administrative (“SG&A”) expenses as a percentage of revenues were 9.2% for the quarter, compared to 10.0% for the same period in the prior fiscal year.

•                  Operating income was $10.9 million for the quarter, 24.5% higher than operating income for the same period in the prior fiscal year, despite a $2.1 million reduction in vendor rebates from the same period in the prior fiscal year.

•                  Net income was $6.6 million for the quarter, 22.1% higher than net income for the same period in the prior fiscal year.  Diluted earnings per share were $0.54 for the quarter, compared to $0.44 for the same period in the prior fiscal year, an increase of 22.7%.

•                  We completed the quarter with no borrowings on our $70 million credit line and a cash balance of $5.1 million.  Net cash provided by operating activities was $19.8 million during the quarter.

•                  Internet sales to independent veterinary practices and producers grew by approximately 47% for the quarter compared to the same period in the prior fiscal year.  Our product sales from the internet as a percentage of sales improved to 32% for the quarter as compared to 28% for the same period in the prior fiscal year.

•                  We announced plans to open a new distribution center in October 2009 near Indianapolis, Indiana, which will enable us to continue to grow in that geographic region.

“While the business environment was challenging, MWI’s results exceeded our expectations regarding revenue growth, market share gains, operating expense control, earnings growth, cash flow and value-added services,” said Jim Cleary, President and Chief Executive Officer.  “We are particularly pleased with our 19% revenue growth, our 47% growth in our e-commerce sales to independent veterinary practices and producers, and our 22% growth in net income despite a $2.1 million reduction in vendor rebates.  The MWI team stayed focused on our mission, strategic objectives and core values in a challenging environment, and our results reflect their dedication.”

Quarter ended June 30, 2009 compared to quarter ended June 30, 2008

Total revenues increased by 18.8% to $247.5 million for the quarter ended June 30, 2009, compared to $208.3 million for the quarter ended June 30, 2008.  Revenues attributable to new customers represented approximately 50% of the growth in total revenues during the quarter ended June 30, 2009.  Included in the new customer growth were approximately $3.7 million of revenues attributable to new customers acquired as a result of the Company’s acquisition of substantially all of the assets of AAHA MARKETLink on July 1, 2008.  Additionally, we had $6.9 million of incremental revenues as a result of the acquisition of substantially all of the assets of AAHA MARKETLink from customers who had previously been purchasing from both MWI and AAHA MARKETLink.   Commissions on agency sales increased 11.7% to $3.6 million for the quarter ended June 30, 2009, compared to $3.3 million for the quarter ended June 30, 2008.

Gross profit increased by 13.8% to $34.5 million for the quarter ended June 30, 2009, compared to $30.3 million for the quarter ended June 30, 2008.  Gross profit as a percentage of total revenues was 13.9% for the quarter ended June 30, 2009, compared to 14.6% for the quarter ended June 30, 2008.  The decrease in gross profit as a percentage of total revenues was due to a decrease in vendor rebates, which was primarily a result of the elimination of the livestock rebate opportunity from one of our largest vendors.  Vendor rebates for the quarter ended June 30, 2009 decreased approximately $2.1 million compared to the quarter ended June 30, 2008.  Our gross profit benefited from an improvement in freight costs as a percentage of total revenues.

Operating income increased by 24.5% to $10.9 million for the quarter ended June 30, 2009, compared to $8.7 million for the quarter ended June 30, 2008.  SG&A expenses as a percentage of total revenues improved to 9.2% for the quarter ended June 30, 2009, compared to 10.0% for the quarter ended June 30, 2008, due to operating leverage and cost-control measures.  SG&A expenses increased by 9.4% to $22.7 million for the quarter ended June 30, 2009, compared to $20.8 million for the quarter ended June 30, 2008.  The dollar increase in SG&A expenses was primarily due to increased compensation costs and an increase in our allowance for doubtful accounts, partially offset by a decrease in travel expenses.

Net income increased by 22.1% to $6.6 million for the quarter ended June 30, 2009, compared to $5.4 million for the quarter ended June 30, 2008.  Diluted earnings per share were $0.54 and $0.44 for the quarters ended June 30, 2009 and June 30, 2008, respectively, an increase of 22.7%.

Nine months ended June 30, 2009 compared to nine months ended June 30, 2008

Total revenues increased by 14.4% to $693.8 million for the nine months ended June 30, 2009, compared to $606.6 million for the nine months ended June 30, 2008.  Revenues attributable to new customers represented approximately 66% of the growth in total revenues during the nine months ended June 30, 2009.  Included in the new customer growth were approximately $8.9 million of revenues attributable to new customers acquired as a result of the Company’s acquisition of substantially all of the assets of AAHA MARKETLink on July 1, 2008.  Additionally, we had $17.6 million of incremental revenues as a result of the acquisition of substantially all of the assets of AAHA MARKETLink from customers who had previously been purchasing from both MWI and AAHA MARKETLink.  Commissions on agency sales increased 5.0% to $10.3 million for the nine months ended June 30, 2009, compared to $9.8 million for the nine months ended June 30, 2008.

Gross profit increased by 12.9% to $99.8 million for the nine months ended June 30, 2009, compared to $88.4 million for the nine months ended June 30, 2008.  Gross profit as a percentage of total revenues was 14.4% for the nine months ended June 30, 2009, compared to 14.6% for the nine months ended June 30, 2008.  Gross profit as a percentage of revenues was lower due to a decrease in vendor rebates partially offset by an improvement in freight costs as a percentage of total revenues. Vendor rebates for the nine months ended June 30, 2009 decreased by approximately $1.3 million compared to the nine months ended June 30, 2008.

Operating income increased by 26.5% to $29.8 million for the nine months ended June 30, 2009, compared to $23.6 million for the nine months ended June 30, 2008.  SG&A expenses as a percentage of revenues were 9.7% and 10.3% for the nine months ended June 30, 2009 and June 30, 2008, respectively.  SG&A expenses increased by 7.8% to $67.4 million for the nine months ended June 30, 2009, compared to $62.5 million for the nine months ended June 30, 2008.   The dollar increase in SG&A expenses was primarily due to increased compensation costs and an increase in our allowance for doubtful accounts.

Net income increased by 26.6% to $18.4 million for the nine months ended June 30, 2009, compared to $14.5 million for the nine months ended June 30, 2008.  Diluted earnings per share were $1.49 and $1.18 for the nine months ended June 30, 2009 and June 30, 2008, respectively, an increase of 26.3%.

Our cash balance as of June 30, 2009 was $5.1 million and we had no borrowings on our $70 million credit line.  Receivables as of June 30, 2009 increased 1.7% to $130.7 million compared to September 30, 2008 with continued revenue growth offset by collection of receivables with extended payment terms that were related to sales from previous periods.  Inventories as of June 30, 2009 remained consistent at $118.4 million as compared to September 30, 2008.  Accounts payable as of June 30, 2009 decreased 13.7% to $106.2 million compared to September 30, 2008 due to the timing of payments to vendors for strategic inventory purchases that were made in prior periods.

Business Outlook

The Company updates its previous estimates for the fiscal year ending September 30, 2009.  The Company expects revenues will be approximately $940 million, which represents growth of approximately 13% compared to revenues in fiscal year 2008.  The Company expects diluted earnings per share will be approximately $1.93, which represents growth of 19% compared to diluted earnings per share in fiscal year 2008.  The Company’s previous guidance for the fiscal year ending September 30, 2009 was revenues of approximately $910 million to $925 million and diluted earnings per share of $1.80 to $1.85.

Conference Call

The Company will be hosting a conference call on July 30, 2009 at 11:00 a.m. eastern daylight time to discuss these results and its fiscal year 2009 business outlook in greater detail.  Participants can access the conference call by dialing (888) 554-1432 and international callers can access the conference by dialing (719) 457-2648.  The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through August 14, 2009 by calling (888) 203-1112 for calls within the United States or (719) 457-0820 for international calls using the passcode 5258504 or by accessing the Company’s web site.

MWI is a leading distributor of animal health products to veterinarians across the United States of America. Products MWI sells include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, supplies, veterinary pet food and nutritional products. We market these products to veterinarians in both the companion animal and production animal markets. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration, and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include vendor rebates based upon attaining certain growth goals; changes in or availability of vendor rebate programs; changes in the way vendors introduce products to market; exclusivity requirements with certain vendors that may prohibit us from distributing competing products manufactured by other vendors; the impact of vendor consolidation on our business; the impact of general economic trends on our business; the recall of a significant product by one of our vendors; extended shortage or backlog of a significant product by one of our vendors; seasonality; the timing and effectiveness of marketing programs offered by our vendors; the timing of the introduction of new products and services by our vendors; the ability to borrow on our credit line, extend the terms of our credit line or obtain alternative financing on favorable terms or at all; unforeseen litigation; a disruption caused by adverse weather or other natural conditions; inability to ship products to the customer as a result of technological or shipping disruptions; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy.  Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of MWI Veterinary Supply, Inc.

MWI Veterinary Supply, Inc.

(Unaudited - Dollars and shares in thousands, except per share amounts)

Condensed Consolidated	Three Months Ended June 30,		Nine Months Ended June 30,
Statements of Income	2009	2008	2009	2008
Revenues	$247,463	$208,277	$693,794	$606,598
Cost of product sales	212,980	177,970	594,022	518,238
Gross profit	34,483	30,307	99,772	88,360
Selling, general and administrative expenses	22,748	20,802	67,379	62,515
Depreciation and amortization	844	757	2,546	2,250
Operating income	10,891	8,748	29,847	23,595
Interest expense	(63)	(53)	(202)	(218)
Other income	183	152	580	596
Income before taxes	11,011	8,847	30,225	23,973
Income tax expense	(4,395)	(3,429)	(11,873)	(9,477)
Net income	$6,616	$5,418	$18,352	$14,496

Net income per share - diluted	$0.54	$0.44	$1.49	$1.18
Weighted average common shares outstanding - diluted	12,303	12,298	12,298	12,297

	June 30,	September 30,
Condensed Consolidated Balance Sheets	2009	2008
Assets
Cash	$5,070	$3,419
Receivables, net	130,724	128,564
Inventories	118,350	118,403
Prepaid expenses and other current assets	2,565	3,168
Deferred income taxes	1,799	809
Total current assets	258,508	254,363

Property and equipment, net	8,818	9,687
Goodwill	37,610	37,727
Intangibles, net	10,401	10,945
Other assets, net	2,408	2,083
Total Assets	$317,745	$314,805

Liabilities
Line-of-credit	$—	$—
Accounts payable	106,162	123,003
Accrued expenses	10,269	9,854
Current portion of long-term debt	97	97
Total current liabilities	116,528	132,954
Deferred income taxes	1,242	751
Long-term debt	—	97
Stockholders’ Equity	199,975	181,003
Total Liabilities and Stockholders’ Equity	$317,745	$314,805